PROMISSORY NOTE

$50,000.00	December 13, 2007

FOR VALUE RECEIVED, Renewal Fuels, Inc., a Delaware corporation (the "Borrower"), having an office at 1818 North Farwell Avenue, Milwaukee, Wisconsin 53202, hereby promises to pay to the order of Rudolf A. Wiedemann (the "Lender"), at the Lender's principal residence located at 572 Echo Ridge Court, Reno, NV 89511, or at such other place in the continental United States as the Lender may designate in writing, in lawful money of the United States, and in immediately available funds, the principal sum of FIFTY THOUSAND DOLLARS ($50,000), and to pay interest thereon at an annual rate equal to twelve percent (12%) on the later of February 11, 2008 or the date at which all sums owed by Borrower to Yorkville Advisors, LLC has been repaid by Borrower.

All payments made hereunder shall be applied first to interest accrued and second to payment of the reduction of the outstanding principal.

This Note may be prepaid, in whole or in part, at any time, without premium or penalty of any kind.

In the event of a default by the Borrower or in the event any payment of principal or interest or of principal and interest as the case may be, required to be paid by this Note is not paid when due, or in the event of any other violation or breach of any term, condition, covenant or provision of this Note, the entire remaining unpaid principal of this Note and all accrued but unpaid interest thereon shall immediately be due and payable at the option of the holder hereof.

To the fullest extent permitted by law, Borrower, for itself and its representatives, successors and assigns, hereby: (a) waive notice of maturity, demand, presentment for payment, diligence in collection, and notice of non-payment and protest; (b) waive all applicable execution, valuation, and appraisal rights with respect to any demand or action on this Note; (c) consent and agree to any extension of time, whether one or more, for the payment hereof and/or to any and all renewals hereof; and (d) consent and agree that Holder may release any party liable for the payment hereof, and otherwise amend this Note, and that any such extension, release, or amendment may be without notice to and without discharging or effecting the liability of any party liable hereunder.

Borrower, for itself and its representatives, successors and assigns, hereby agrees that if this Note is placed in the hands of an attorney for collection or to defend or enforce any of the rights of Holder, then Borrower shall be obligated to pay, in addition to any and all costs and disbursement otherwise allowed, all costs and expenses, including, but not limited to reasonable attorney’s fees incurred by Holder in connection therewith, whether or not suit is filed.

If any term, covenant or condition of this Note or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, then the remainder of this Note, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby. Each term, covenant, and condition of this Note shall be valid and enforceable to the fullest extent permitted by law. This Note shall be governed, in all respects, by the internal laws of the State of New York.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the day and year first above written.

RENEWAL FUELS, INC.

By:   /s/ John King
Name: John King
Title: CEO & CFO